                                                                     Exhibit 5.1


                                  June 7, 2001


OTG Software, Inc.
6701 Democracy Boulevard, Suite 800
Bethesda, Maryland 20817

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 1,500,000 shares (the "2000 Plan Shares") of common stock, $.01 par value per share (the "Common Stock"), of OTG Software, Inc., a Delaware corporation (the "Company"), issuable pursuant to the Company's Amended and Restated 2000 Stock Incentive Plan (the "2000 Plan") and for the registration of 468,325 shares of Common Stock (the "Smart Storage Shares") issuable under the Smart Storage, Inc. 1994 Stock Plan (the "Smart Storage Plan"), which plan was assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated March 22, 2001, by and among the Company, Smart Storage, Inc., a Delaware corporation, OTG Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and certain other parties.

        We have examined the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

        In examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

        We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law statute and the federal laws of the United States of America.

OTG Software, Inc.
Page 2

        Based upon and subject to the foregoing, we are of the opinion that the 2000 Plan Shares and the Smart Storage Shares have been duly authorized for issuance, and that the 2000 Plan Shares and the Smart Storage Shares, when issued and paid for in accordance with the terms of the 2000 Plan and the Smart Storage Plan, respectively, will be validly issued, fully paid and nonassessable.

        It is understood that this opinion is to be used only in connection with the offer and sale of the 2000 Plan Shares and the Smart Storage Shares while the Registration Statement is in effect.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                Very truly yours,

                                /s/ HALE AND DORR LLP
                                HALE AND DORR LLP